As filed with the U.S. Securities and Exchange Commission on February 13, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

Tradewinds Universal
(Exact name of registrant as specified in its charter)

_____________________

Wyoming (State or other jurisdiction of Incorporation)	333-276233 (Commission File Number)	87-4254479 (IRS Employer Identification No.)

501 Mercury Lane
Brea, CA. 92821
855-434-4488
TradewindsUniversal.com

(Address and telephone number of registrant's principal executive offices and principal place of business)

_________________________________________________________________________________

Please send copies of all communications to:

Mont E Tanner, Esq.

2950 E Flamingo Road STE G

Las Vegas, Nevada 89121

(702) 369-9614

mtannerlaw@aol.com

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY 13, 2026

20,000,000 Shares

Tradewinds Universal

This prospectus relates to the resale, from time to time, by RH2 Equity Partners (“RH2” or the “Selling Stockholder”) of up to 20,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”).

The shares of Common Stock to which this prospectus relates consist of shares that have been or may be issued to the Selling Stockholder pursuant to a common stock purchase agreement between us and the Selling Stockholder dated January 29, 2026 (the “Purchase Agreement”).

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholder. However, we may receive proceeds of up to an additional $10,000,000 from the sale of the shares of Common Stock to the Selling Stockholder under the Purchase Agreement, from time to time in our discretion after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering the shares of Common Stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell our shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for our Common Stock or in negotiated transactions.

Our Common Stock is listed on OTCMarkets under the symbol “TRWD.” The last reported closing price for our Common Stock on the OTCMarkets on January 29, 2026 was $.10 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026

ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, or to which we have referred you, before making your investment decision. Neither we, nor the selling stockholder named herein (the “Selling Stockholder”), nor any financial advisor engaged by us or the Selling Stockholder in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The Selling Stockholder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

If required, each time the Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize the Selling Stockholder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference” before buying any of the securities offered.

Unless the context otherwise requires, the terms “Tradewinds,” “the Company,” “we,” “us” and “our” refer to Tradewinds Universal.

Unless otherwise indicated, information contained in this prospectus or incorporated by reference herein concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors” as included elsewhere in this prospectus and our financial statements and the related notes and the section entitled.

OUR COMPANY

BUSINESS OVERVIEW

Corporate History

Tradewinds Universal (the “Company” or “Tradewinds”) was incorporated in the State of Wyoming on December 28, 2021. The Company is a holding company focused on acquiring, developing, and operating businesses with long-term value, resilience, and growth potential across multiple industry sectors.

The Company’s initial operations centered on the development, manufacturing, and distribution of high-nutrition food and beverage products, including nutrient-based edible insect protein foods such as protein bars, shakes, and related snacks and drinks. These products were developed and marketed under the Universal Protein, also known as UP Proteins or Universal Proteins (UP), brand. In 2022, the Company also acquired a proprietary formula intended for the development and commercialization of canine pain relief pet treats.

In August 2025, the Company executed a Letter of Intent (“LOI”) with Peppermint Hippo™ to establish a nightlife and hospitality division. Pursuant to the LOI, the Company intends to acquire Peppermint Hippo Toledo as its initial property, followed by a phased national expansion that includes several Peppermint Hippo locations and additional affiliated brands owned or operated by Peppermint Hippo. This transaction represents a strategic expansion of the Company’s operations into the nightlife and hospitality sector.

2

THE OFFERING

Shares of Common Stock offered by us	Up to 20,000,000 shares of our Common Stock that we may sell to the Selling Stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below.
Common Stock outstanding(1)	43,690,580 shares of Common Stock.
Common Stock outstanding after this offering(1)	63,690,580 shares of Common Stock.
Use of proceeds	We will not receive any proceeds from the sale by the Selling Stockholder of the shares of Common Stock being offered by this prospectus. However, we may receive gross proceeds of up to $10 million from the sale of our Common Stock to the Selling Stockholder under the Purchase Agreement. We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital, strategic and general corporate purposes. See “Use of Proceeds” on page 51 for more information.
Risk factors	An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 3 and other information included and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.
Transfer agent and registrar	The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.
OTCMarkets symbol and trading	Our Common Stock is listed on OTCMarkets under the symbol “TRWD.”

____________________

(1)      Unless otherwise indicated, all references in this prospectus to the number of shares of our Common Stock outstanding and the number of shares of our Common Stock to be outstanding after this offering is based on 43,690,580 shares outstanding as of January 20, 2026.

 RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Wyoming on December 28, 2021. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

All of our capital and assets have been provided by or acquired from our principal shareholders, revenues and through a Private Placement of the shares being registered. We estimate that we will have insufficient capital to operate for the next twelve (12) months without raising additional capital through equity or debt financing or the sales of additional licensing rights to our patents. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

We depend highly on our current president who has limited experience in running a public company.

We depend highly on Andrew Read, our CEO and Director, who may be difficult to replace. Andrew Read at this point, only devotes approximately 40% of his time (approximately 16 hours) per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and business expertise of Mr. Read.

Loss of our CEO could adversely affect our business.

Loss of Mr. Read could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor's investments. Mr. Read received 230,000 shares of the Company's common stock in February of 2022 and 22,000,000 shares in December 2023 resulting in 22,230,000 shares. It is unknown, at this time, if or when the Company may be able to further compensate Mr. Read for his management services. The company does not anticipate Mr. Read receiving a salary in the foreseeable future.

3

Our management has limited experience in running a public company.

Mr. Read, has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Mr. Read will rely on the expertise of outside counsel to insure proper filing and the meeting of deadlines.

There are increased costs and regulations associated with operating a public company and we will have limited internal accounting controls.

There are a number of expenses and costs associated with operating a public Company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the Company's operating expenses and make it more difficult for the Company's businesses to produce operating profits. Projected cost for the next 12 months associated with the operation aspects of being a public company are projected to be approximately $85,000. Our CEO has no prior experience managing a public company. With only one officer and director there will be no internal oversight to the Company's financial reporting, initially, except from the Company's outside auditors.

Upon completion of the offering stockholders will own a majority percentage of the Company's stock.

Andrew Read owns approximately 51%   of our outstanding common shares and will continue to do so after the filing of this Registration Statement. As a consequence of his stock ownership position, Mr. Read has the ability to elect a majority of our board of directors, and thereby control our management. Andrew Read also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The ownership by Mr. Read could discourage investments in our Company or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

Because of competitive pressures from competitors with more resources, the Company may fail to implement its business model profitably.

The protein bar industry is extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase (see "Competition"). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing products developed by us, our competitors, and their advisors.

We are dependent on the popularity of our products.

Our ability to generate revenue and be successful in implementing our business plan is dependent on our ability to manufacture and distribute our products via distribution channels that are efficient and cost effective.

We may be unable to compete with larger or more established companies.

We face a large and growing number of competitors in the protein bar industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for product and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

We are developing additional products which could be unprofitable once completed.

There is no assurance that if and when the products under development are completed, they will be met with success or be profitable. We face competition from many established companies most which have far greater resources and expertise than we do.

4

In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder's investment.

Due to our limited operating history, we currently do not have the resources to initiate manufacturing of products using our dog pain relief formula. We anticipate additional sales of licensing rights to our formula but as of the date of this filing we have no plans in place for the further sale of licensing rights or for debt or equity financing.

Following this offering we may need to raise additional funds to expand our operations. We will receive no proceeds from this offering. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our products or processes could give rise to claims that our products infringe on the rights of others.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe on their patent or other proprietary rights. Currently such claims and litigation could potentially apply to our products under development. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to produce, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

We may be unable to scale our operations successfully.

Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

The lack of experience in all of the businesses we are entering could impact our return on investment, if any.

As a result of our reliance on our officers and their lack of experience in developing and implementing plans for manufacturing and sales of protein bars and related products, our investors are at risk in losing their entire investment. The company intends to hire personnel in the future who will have the experience required to manage our company, when the company is sufficiently capitalized. Until such management is in place, we are reliant upon our officers to make the appropriate management decisions.

Our shares of common stock are actively traded on OTCMarkets as penny stocks.

The securities enforcement and penny stock reform act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Sec regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on OTCMarkets and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

5

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Because our common stock trades on the OTCMarkets at a price below $5.00 per share, it is considered a “penny stock” and is subject to the penny stock rules under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules impose additional sales practice requirements on broker-dealers that effect transactions in penny stocks, including the delivery of a standardized disclosure document, disclosure and confirmation of current quotation prices, disclosure of the compensation received by the broker-dealer and its salesperson, and the furnishing of monthly account statements. In addition, broker-dealers must make a special suitability determination for purchasers of penny stocks and receive the purchaser’s written agreement prior to effecting any transaction in such securities. These requirements may limit the willingness of broker-dealers to sell our common stock and may adversely affect the liquidity of our common stock and the ability of shareholders to resell their shares.

 This registration statement contains forward looking statements which are speculative in nature.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "business description" and "corporate background" although the company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future sec filings.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the ELOC to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On January 29, 2026, we entered into the ELOC with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $10,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the ELOC. The shares of our Common Stock that may be issued under the ELOC may be sold by us to the Selling Stockholder at our discretion from time to time over a 24-month period commencing on the date on which all of the conditions to our right to commence sales of our Common Stock to the Selling Stockholder set forth in the ELOC were satisfied (“Commencement Date”).

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Stockholder under the ELOC. Sales of our Common Stock, if any, to the Selling Stockholder under the ELOC will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or no additional amount of the shares of our Common Stock that may be available for us to sell to Selling Stockholder pursuant to the ELOC.

6

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to them under the ELOC, if any, will fluctuate based on the market prices of our Common Stock for each Purchase made pursuant to the ELOC, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the ELOC, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the ELOC, if any.

Moreover, although the ELOC provides that we may sell up to an aggregate of $10,000,000 of our Common Stock to the Selling Stockholder, we are registering 20,000,000 shares of our Common Stock for resale under this prospectus, The actual gross proceeds from the sale of the shares may be substantially less than the $10,000,000 Total Commitment available to us under the ELOC. If it becomes necessary for us to issue and sell to the Selling Stockholder under the ELOC more shares than the shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $100,000,000 under the ELOC, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock over the 20,000,000 shares registered in this Registration Statement that we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the ELOC.

Any issuance and sale by us under the ELOC of a substantial number of shares of Common Stock in addition to the 20,000,000 shares of our Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the ELOC.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the ELOC, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the ELOC, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Subject to the terms and conditions of the ELOC, we may, at our discretion, direct the Selling Stockholder to purchase up to $10,000,000 of shares of our Common Stock under the ELOC from time-to-time over a 24-month period beginning on the Commencement Date. Although the ELOC provides that we may sell up to an aggregate of $10,000,000 of our Common Stock to the Selling Stockholder only 20,000,000 shares of our Common Stock are being registered hereby. The purchase price per share for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the ELOC will fluctuate based on the market prices of our Common Stock for each Purchase made pursuant to the ELOC, if any. Accordingly, it is not currently possible to predict the number of shares that will be sold to the Selling Stockholder, the actual purchase price per share to be paid by the Selling Stockholder for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.

Assuming a purchase price of $0.10 per share (which represents the closing price of our common stock on OTCMARKETS on January 29, 2026), the purchase by the Selling Stockholder of all of the 20,000,000 shares being registered hereby from and after the Commencement Date would result in aggregate gross proceeds to us of approximately $2,000,000 which is substantially less than the $10,000,000 Total Commitment available to us under the ELOC. After deducting our fees and expenses, the aggregate net proceeds to us from all of such purchases by the Selling Stockholder would be approximately $1,600,000.

Accordingly, in order to receive aggregate gross proceeds equal to the $10,000,000 Total Commitment available to us under the ELOC, we would need to issue and sell to the Selling Stockholder under the ELOC more than being registered hereby, which would require us to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder any such additional shares of our common stock we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the ELOC.

7

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Selling Stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Selling Stockholder all of the shares of Common Stock available for sale to the Selling Stockholder under the ELOC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects.

Sales of our Common Stock to the Selling Stockholder may cause substantial dilution to our existing stockholders, the sale of the shares of our Common Stock acquired by the Selling Stockholder could cause the price of our Common Stock to decline, and the actual number of shares we will issue under the ELOC, at any one time or in total, is uncertain.

This registration statement relates to an aggregate amount of up to $10,000,000 of shares of our Common Stock that we may sell to the Selling Stockholder from time to time prior to the 24-month anniversary of the Commencement Date. The number of shares ultimately offered for sale to the Selling Stockholder under this prospectus supplement is dependent upon the number of shares we elect to sell to the Selling Stockholder under the ELOC. See “Committed Equity Financing” for more information about our obligations under the ELOC.

Depending upon market liquidity at the time, sales of shares of our Common Stock under the ELOC may cause the trading price of our Common Stock to decline. After the Selling Stockholder has acquired shares under the ELOC, it may sell all, some or none of those shares. Sales to the Selling Stockholder by us pursuant to the ELOC under this prospectus supplement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to the Selling Stockholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to the Selling Stockholder (other than the mandatory purchase notice described above that we are obligated to issue), and the ELOC may be terminated by us at any time at our discretion without penalty.

The extent to which we rely on the Selling Stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources.

Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the ELOC, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Management will have broad discretion as to the use of the proceeds from the offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the offering to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis", "Business Description" and elsewhere in this prospectus constitute forward-looking statements. The "safe harbor" for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

COMMITTED EQUITY FINANCING

GENERAL

On January 29, 2026, we entered into the ELOC and the Registration Rights Agreement with RH2, LP. Pursuant to the ELOC, we have the right to sell to the Selling Stockholder up to a Total Commitment of $10,000,000 in shares of our Common Stock, subject to certain limitations and conditions set forth in the ELOC. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Stockholder of shares of Common Stock that we have issued and may issue to Selling Stockholder under the ELOC.

We do not have further right to make sales of our Common Stock to the Selling Stockholder under the ELOC until the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such time, we will control the timing and amount of any sales of our Common Stock to the Selling Stockholder. Actual sales of shares of our Common Stock to the Selling Stockholder under the ELOC will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

With certain limited exceptions, the purchase price per share of the shares of Common Stock that we elect to sell to the Selling Stockholder pursuant to a Purchase under the ELOC will be equal to eighty percent (80.0%) of the lowest daily VWAP during the fifteen trading days prior to the date we deliver a notice to the Selling Stockholder. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the Common Stock under the ELOC.

The ELOC prohibits us from directing the Selling Stockholder to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Stockholder (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may elect to sell to the Selling Stockholder under the ELOC, if any, will fluctuate based on the market prices of our Common Stock, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the ELOC, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of January 29, 2026, there were 43,690,580 shares of our Common Stock outstanding, of which 21,460,580 shares were held by non-affiliates, which excludes the 20,000,000 shares of Common Stock registered hereby and shares of Common Stock that we may, in our sole discretion, sell to the Selling Stockholder from time to time pursuant to the ELOC. If all of the shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of January 29 2026, we would have 63,690,580 shares outstanding and the shares offered hereby would represent such shares would represent approximately 46% of the total number of shares of our Common Stock outstanding and approximately 47% of the total number of outstanding shares held by non-affiliates, in each case as of January 29, 2026.

9

The net proceeds from sales, if any, under the ELOC, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Stockholder. To the extent we sell shares under the ELOC, we currently plan to use any proceeds therefrom for costs of this transaction, for working capital, strategic and other general corporate purposes.

The issuance of our Common Stock to the Selling Stockholder pursuant to the ELOC will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The ELOC and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither we nor the Selling Stockholder may assign or transfer its rights and obligations under the ELOC, and no provision of the ELOC or the Registration Rights Agreement may be modified or waived by the parties.

Purchase of Shares by RH2, LP

Upon the terms and subject to the conditions set forth in the ELOC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period from and after the Commencement Date, to direct the Selling Stockholder to purchase up to a maximum amount of shares of Common Stock based on a percentage of total volume on the purchase at the applicable purchase price per share to be calculated on the trading day the Selling Stockholder receives purchase notice from us (the “Purchase Date”) in accordance with the ELOC (each, a “Purchase).

The Purchase Price to be paid by the Selling Stockholder in a Purchase will be equitably adjusted as set forth in the ELOC for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

The payment for shares in respect of each Purchase under the ELOC will be settled on the second (2nd) trading day immediately following the delivery of the shares to the Selling Stockholder, which shall occur on the trading day immediately following the applicable Purchase Date.

Conditions Precedent to Commencement and For Delivery of Purchase Notices

Our right to deliver Purchase notices to the Selling Stockholder under the ELOC, and the Selling Stockholder’s obligation to Purchase notices delivered by us under the ELOC, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction of the conditions precedent thereto set forth in the ELOC, all of which are entirely outside of the Selling Stockholder’s control, which conditions including the following:

•	the accuracy in all material respects of the representations and warranties of the company included in the ELOC;
•	Our having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC to be performed, satisfied or complied with by us;
•	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement,) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);
•	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

10

•	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by us to the Selling Stockholder under the ELOC) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;
•	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;
•	trading in the Common Stock shall not have been suspended by the SEC, we shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the OTCMarkets shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the ELOC), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;
•	we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the ELOC and the Registration Rights Agreement;
•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the ELOC or the Registration Rights Agreement;
•	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the ELOC or the Registration Rights Agreement, or seeking material damages in connection with such transactions;
•	all of the shares of Common Stock that may be issued pursuant to the ELOC shall have been approved for listing or quotation on OTCMarkets (or if the Common Stock is not then listed on OTCMarkets, on any Eligible Market), subject only to notice of issuance; and
•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing.

Termination of the ELOC

Unless earlier terminated as provided in the ELOC, the ELOC will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;
•	the date on which the Selling Stockholder shall have purchased shares of Common Stock under the ELOC for an aggregate gross purchase price equal to its $10,000,000 Total Commitment under the ELOC;
•	the date on which the Common Stock shall have failed to be listed or quoted on The OTCMarkets or any other Eligible Market; and
•	the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the ELOC at any time after the Commencement Date, at no cost or penalty, upon ten (10)  days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the ELOC at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the ELOC upon ten (10)  days’ prior written notice to us, but only upon the occurrence of our material breach of the ELOC.

11

No termination of the ELOC will affect the Registration Rights Agreement, which will survive any termination of the ELOC.

No Short-Selling or Hedging by RH2, LP

The Selling Stockholder has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the ELOC.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the ELOC, we are limited in our ability to enter into specified variable rate transactions during the term of the ELOC. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

Effect of Performance of the ELOC on our Stockholders

All shares of Common Stock that have been or may be issued or sold by us to the Selling Stockholder under the ELOC that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, by the Selling Stockholder under the ELOC will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the ELOC.

If and when we do elect to sell shares of our Common Stock to the Selling Stockholder pursuant to the ELOC, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this Offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the ELOC, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the ELOC provides that we may sell up to an aggregate of $10,000,000 of our Common Stock to the Selling Stockholder, we are registering 20,000,000 shares of our Common Stock. If after the Commencement Date we elect to sell to the Selling Stockholder all of the 20,000,000 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to the Selling Stockholder in Purchases under the ELOC, depending on the market prices of our Common Stock, the actual gross proceeds from the sale of the shares may be substantially less than the $10,000,000 Total Commitment available to us under the ELOC. If it becomes necessary for us to issue and sell to the Selling Stockholder under the ELOC more shares than being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $10,000,000 under the ELOC, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock over the 20,000,000 shares registered in this Registration Statement that we wish to sell from time to time under the ELOC, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Stockholder under the ELOC. Any issuance and sale by us under the ELOC of a substantial number of shares of Common Stock in addition to the 20,000,000 shares of our Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the ELOC.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Common Stock to the Selling Stockholder under the ELOC at varying purchase prices: The examples in the table are illustrative only and do not represent actual transactions.

12

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the ELOC
$0.05	20,000,000	31%	$1,000,000
$0.08	20,000,000	31%	$1,600,000
$0.10	20,000,000	31%	$2,000,000
$0.15	20,000,000	31%	$2,500,000
$0.20	20,000,000	31%	$4,000,000
$0.30	20,000,000	31%	$6,000,000

_____________

(1)	Although the ELOC provides that we may sell up to $10,000,000 of our Common Stock to the stockholder, we are only registering 20,000,000 shares under this prospectus, which may or may not cover all of the shares we ultimately sell to the stockholder under the ELOC. The number of registered shares to be issued as set forth in this column does not give effect to the (i) the Beneficial Ownership Cap, or (ii) the Total Commitment amount of $10,000,000.

(2)	The denominator is based on 43,690,580 shares outstanding as of January 29, 2026, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to the Selling Stockholder in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Common Stock on January 29, 2026 was $0.10.

USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholder.

We may receive up to $10 million in gross proceeds pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Selling Stockholder that we receive under the Purchase Agreement for working capital, strategic and general corporate purposes. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information and Number of Stockholders

Our Common Stock is listed on the OTCMarkets Capital Market under the symbol “TRWD.” The last reported closing price for our Common Stock on OTCMarkets on January 29, 2026 was $.10 per share.

Based upon information furnished by our transfer agent, as of January 29, 2026 there were approximately 45 holders of record of our Common Stock. A substantially greater number of holders of our Common Stock are “street name” or beneficial holders, whose shares of record are held by banks, brokers, and other financial institutions.

Dividend Policy

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

13

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2025:

•	On an actual basis
•	On an as adjusted basis to give effect to the events above and the issuance and sale of 20,000,000 shares of our Common Stock at an assumed Purchase Price to Selling Stockholder of $.10 per share, the price of our Common Stock on January 29, 2026

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the three and nine months ended September 30, 2025, and for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, all of which are incorporated by reference herein.

	As of September 30, 2025 (unaudited)
(in thousands)	Actual	As adjusted
Cash and Cash Equivalents:	7,161	2,716,100
Total Current Liabilities:	4,500	4,500
Stockholders’ Equity (Deficit):
Common Stock, par value $0.001 per share: 75,000,000 shares authorized and 36,610,580 shares outstanding, actual; shares authorized and 23,307,872 shares outstanding, as adjusted	36,611	56,611
Additional paid-in capital	700,089	700,089
Accumulated deficit	(424,644)	(424,644)
Total stockholders’ equity	312,056	332,056

The adjusted information discussed above is illustrative only.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 36,610,580 shares outstanding as of September 30, 2025.

BUSINESS

Our initial focus will be on the formulation, manufacturing, marketing, and distribution of Up Proteins nutrition products, including protein bars, powder, drinks, cookies, and other health-related products, each containing human-grade protein derived from insects (UP is an acronym for Universal Protein).

Edible insects may have superior health benefits due to their high levels of vitamin B12, iron, zinc, fiber, essential amino acids, omega-3 and omega-6 fatty acids, and antioxidants. The addition of edible insects such as crickets to the human diet could offer a myriad of environmental and nutritional benefits, including an overall reduction in greenhouse gas emissions, decreased agricultural use of land and water, improved prevention and management of chronic diseases like autoimmunity, diabetes, cancer, and cardiovascular disease, and provide enhanced immune function.

14

Ultimately, insects have the potential to be used as meat substitutes or dietary supplements, resulting in human health and environmental benefits.

We intend to formulate, develop, manufacture, and distribute via wholesale and retail markets protein bars with the key protein ingredient base being insect protein.

The company has also acquired a formula for developing, manufacturing, and distributing dog treats to alleviate pain.

In August 2025, we signed a Letter of Intent with Peppermint Hippo™ to create a dedicated nightlife and hospitality division. The LOI includes the acquisition of Peppermint Hippo Toledo as the initial property, followed by a phased rollout of several Peppermint Hippo locations and other affiliated brands owned or operated by Peppermint Hippo. This move represents a major strategic expansion into a new industry sector.

 UP PROTEIN NUTRITION PRODUCTS

Product Description

Universal protein products are high Protein energy products that contain high-quality ingredients. All UP-Protein products will be non-GMO/Non-Dairy/Gluten Free/Low sugar with no refined sugar. With only natural sugars from dried fruits and berries and natural sugar substitutes.

UP Proteins Products are focused on health and taste. These two factors guide our ingredient selections. Up Proteins Products adhere to the basic principles of a balanced diet with the refinement of using an Orthoptera Protein blend ("Orthoptera" is a biological order that includes insects like grasshoppers and crickets) that provides for cricket powder and other plant-based protein products as its primary source of protein.

UP Proteins Products include ingredients we believe are desired by people who eat healthy, including vegetarians and environmentally conscious people.

A vegetarian diet doesn’t contain any animal or dairy products and relies solely on plant-based foods (and typically encourages a lot of legumes, pulses, and grains). On the other hand, a paleo diet contains meat, fish, and eggs, leaving out these grains and legumes.

Many vegetarians are looking for a good protein source that does not include animal protein. Enter insects (a protein that is not a farm animal and does not have many of the negative issues related to modern-day farming.)

According to a recent study from the University of Copenhagen, insects are an extremely sustainable source of protein, much more so than meat. According to the U.N., the worldwide livestock industry accounts for over 14.5% of global greenhouse gas emissions. By comparison, cricket production is 20 times more efficient as a protein source than cattle, and it produces 80 times less methane. Additionally, insects can thrive on organic waste, allowing farmers to cut back on growing the grain used in animal feed, which requires significant energy and water resources.

The rearing of insects requires dramatically less food than raising beef. For example, according to the FAO (The Food and Agriculture Organization), insects consume just 2 pounds of feed to produce 1 pound of meat, while cattle require 8 pounds of feed to generate 1 pound of beef. That’s why the U.N. called for swapping burgers for bugs.

Insect farming makes economic sense as well. As insects are cold-blooded, they require less energy to stay warm. This helps explain why they are more efficient at converting feed into protein. Consider that crickets need four times less feed than sheep, 12 times less than cattle, and half as much as broiler chickens and pigs to produce the same amount of protein.

The Up-Protein Bar will offer a blend of Vegan and Paleo, replacing animal products with insects.

15

UP Bars will offer only the highest quality nutrition bars and products, focusing on maximizing health benefits while ensuring taste/texture and appearance are of equal value. UP Bars provides a combination of Cricket powder and other related products delicately mixed to provide the perfect healthy treat.

Cricket and insect consumption in the U.S. seems out of the ordinary because of cultural bias. Americans weren’t raised eating insects, just like other parts of the world weren't brought up eating bacon, beef, or cheese. In other regions of the world, such as Africa, Asia, Latin America, and Australia, people have taken notice of insects as a food source.

But thanks to significant market leaders backing cricket protein companies such as Exo, this cultural bias may be shifting. Mark Cuban from Shark Tank invested when the first edible insect product company, Chapul, presented its business plan. Some of the larger companies involved in the insect-as-food business have already laid down the foundation for the industry.

Below are the eight leading brands of insect bars on the market today, along with some nutritional information:

Source: Greenbelly

Insect farming to scale is a new and upcoming market. Many of the aforementioned companies are building out large facilities with the goal of high-volume insect production. As a result, we anticipate lower costs in the near future.

Currently, there are five basic categories of insects that are currently considered as food.

•	1/ HEMIPTERA, including Cicadas and water bugs
•	2/ ORTHOPTERA, including grasshoppers/ locusts and crickets
•	3/ HYMENOPTERA, including ants, bees and wasps
•	4/ LEPIDOPTERA, including butterflies and moths
•	5/ COLEOPTERA, including beetles and weevils

Of these, ORTHOPTERA (Crickets) is the most abundant in the US.

Current Bar designs:

UP Protein Bars Current design:

o	Approximately 1.8 oz (50g) bars, sold individually or in boxes of 12.
o	Three different nutrition bars focused on different market segments, with each bar describing nutritional values coupled with dietary description for suggested uses:

▪	1 bar for the sports market

▪	1 bar for the health and wellness market

▪	1 bar for the general marketplace

Current UP Protein Bar design showing box of 12 bars

UP Protein Bar design

Marketing

With the U.S. edible insect industry already registering $20 million annually in sales, there seems to be an opportunity for growth. While not yet widely popular, many food makers are convincing Americans to eat bugs by educating them about the various health and environmental benefits associated with the practice. Silkworm soup and grasshopper tacos are available in some San Francisco, New York, and Washington, D.C. restaurants. Recently, Exo, a cricket protein bar, raised more than $4 million from big-name investors. The major insect-based food makers like Exo, Chirap, and Chapul all note on their packaging that their products are gluten-free. Exo and Chapul even specify that their products contain no dairy or soy. Some followers of the Paleo diet in America are already eating cricket powder protein bars. Protein is also a priority for CrossFit devotees and weightlifters; companies like Exo are finding support from such people.

16

Our initial focus is to penetrate the health-conscious segment with an eye on high-energy sports and active lifestyle markets. The (18-45) age bracket is more environmentally aware and willing to take a chance on something new.

UP Bar intends to play a role in becoming a voice and ardent supporter of earth-friendly companies. From inception, UP will strive to be a carbon-neutral company.

When compared to other more traditional forms of protein (such as the farming of cows/ chickens, etc.), cricket farming dramatically reduces the impact on water/land and food. Crickets need little water to grow. A thousand crickets can fit in a space no larger than a small refrigerator.

•	To grow 1lb. of beef requires nearly 10 lbs. of feed and over 2000 gallons of water.

•	Growing 1lb. of insects requires less than 2 lbs. of feed and less than 12 gallons of water.

Insects are cheap, nutritious, and—according to some supporters—delicious. There are over 2,100 edible insect species, which offers a vast array of options for food dishes. FAO states that edible insects contain high-quality protein, amino acids, vitamins, calcium, zinc, and iron for humans.

When you have a healthy source of protein, minerals, and other essential nutrients, a Michelin restaurant taste experience might arguably be a secondary priority. Consider that 100 grams of beef contain 29 grams of protein but also 21 grams of fat. On the other hand, 100 grams of grasshopper contain 20 grams of protein and only 6 grams of fat.

In addition to nutritional value, commercial insect production has a much smaller negative impact on the environment than traditional sources of protein. Rearing conventional livestock, for example, accounts for a staggering 18% of total greenhouse gas emissions. But insect breeding releases much less greenhouse gas, methane, and ammonia than raising cattle and pigs and requires less water.

UP Bar will come in completely biodegradable packaging and sourced from top branded companies that adhere to earth-friendly practices.

The company intends to initially market its Up Bars via online sales through its website:

Upproteins.com

The Company’s corporate website is:

TradewindsUniversal.com

The Company has acquired the following domains which it plans to use to also market its products in the future.

•	OrthopteraProtein.com (site oriented toward the education and benefits of eating crickets. Also a store to buy products.)

•	Edibleinsects.shop

•	Humangradeinsectprotein.com

•	Tryinsects.com

17

The company plans on driving sales through numerous social media platforms such as:

  Instagram
  Facebook\Meta
  Twitter\X
  YouTube
  Vimeo
  Vero
  TikTok

 Sales

The company is presently generating revenue by selling its Up Protein product and Distribution Rights for specific territories. These rights are being purchased in advance of product completion in order to secure the acquired territory.

Industry

The Global Edible Insects Market size was estimated at $972.33 Million in 2022 and is expected to reach $1.5 Billion  in 2023.  In terms of value, the edible insect market is expected to grow at a CAGR (compound annual growth rate) of 26.5% from 2020 to 2027 to reach $4.63 billion by 2027. Moreover, in terms of volume, the edible insect market is expected to grow at a CAGR of 28.5% from 2020 to 2027 to reach 13,988,626 tons by 2027.

Aspire Food Group once sold insect snacks online; the company now focuses on cricket protein powder and is reportedly the largest supplier in the ingredients space. Aspire said that about 80% of the company’s inventory of cricket protein goes toward pet food, but it is designed to be edible for humans as well, and sees a growing interest in using it as a food ingredient. In October, Aspire which already has a pilot facility in Austin, Texas, in Ontario, Canada. The plant will have the capacity to produce 20,000 metric tons of food-grade cricket protein and frass – cricket waste used for fertilizer – per year.

There is a healthy amount of capital flowing in the insect space. Aspire has raised $21.6 million in funding to date, according to Crunchbase data. And insects have grabbed consumers’ attention, too. “Consumers are already receptive and interested in alternative protein sources beyond traditional beef, pork, and chicken. Some analysts say bugs could soon follow suit and become the next big protein of the future.”

According to Barclays, a new report by the investment bank cites the expanding market around the alternative protein source and predicts the edible bug industry could be worth $8 billion by 2030, up from a little under $1 billion just last year.

The product is already found in experimental cuisines and boasts an eco-friendly reputation. But it has yet to go mainstream despite the proven market for meat alternatives.

The plant-based meat market generated revenue of $4.2 billion globally in 2018, mainly driven by companies such as Impossible Foods and Beyond Meat.** Source CNBC

According to Grand View Research, the global insect protein market was worth $250 million in 2020 and is expected to increase by a compound annual growth rate of 27.4% from 2021 to 2028. Because there is heightened demand from serious consumers looking for new proteins to try, companies that sell insect products no longer advertise it as a freakish novelty item, Ashour said.

18

Competition

Some of the competitive companies in the edible insects market:

•	Protifarm Holding NV,

•	EntomoFarms,

•	Haocheng Mealworms Inc.,

•	Agriprotein (Insect Technology Group Holdings U.K. Ltd.),

•	Ynsect SAS, Deli Bugs Ltd.,

•	Hargol FoodTech,

•	Aspire Food Group,

•	All Things Bugs, LLC,

•	Tiny Farms, Global Bugs Asia Co., Ltd.,

•	Beta Hatch Inc.,

•	EntoCube Ltd.,

•	Rocky Mountain Micro Ranch,

•	Armstrong Cricket Farm Georgia,

•	EnviroFlight Corporation,

•	SFly Comgraf SAS, Hexafly,

•	F4F SpA,

•	Protix B.V.,

•	InnovaFeed,

•	Nutrition Technologies Group,

•	Protenga Pte Ltd., and

•	nextProtein S.A.S.,

•	Protix Ynsect Innovafeed, among many other local and regional players.

Some of the companies mentioned above will be our suppliers. With a readily available crop of a variety of insects, UP will be able to negotiate an ample supply and follow the cost cycle down as production facilities ramp up.

 FORMULA FOR DOGS

The Company acquired a formula for natural pain relief for animals from BearCreek Resources, Corp. on December 7, 2022 for $30,000. The acquisition gave the Company all rights surrounding the formula with no additional royalties, or any other payment due. Due to the high cost of initial manufacturing the Company elected to license the rights to the formula.

Sales and Marketing

Currently our revenues have come from the sale of the non-exclusive rights to the pain relief formula

On December 7, 2022 we entered into an exclusive licensing rights contract with BearCreek Resources, Corp. for the rights to its pain relief formula for dogs.

The company has licensed the product for pain relief in dogs and plans to continue doing so until it generates sufficient revenue to manufacture and market the product itself using the formula.

Regulation

Our business is subject to regulation by federal and state laws in the United States and the laws of other jurisdictions in which we do business. Advertising and promotional information presented on our websites and in our products, and our other marketing and promotional activities, are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. U.S. federal, state, and foreign legislatures have also adopted laws and regulations regulating numerous other aspects of our business. Regulations relating to the Internet, including laws governing online content, user privacy, taxation, liability for third-party activities and jurisdiction, are particularly relevant to our business. Such laws and regulations are discussed below.

Communications Decency Act. The CDA regulates content of material on the Internet and provides immunity to Internet service providers and providers of interactive computer services for certain claims based on content posted by third parties. The CDA and the case law interpreting it generally provide that domain name registrars and website hosting providers cannot be liable for defamatory or obscene content posted by customers on their servers unless they participate in creating or developing the content.

19

Digital Millennium Copyright Act. The DMCA provides a safe harbor from liability for third-party copyright infringement. To qualify for the safe harbor, however, registrars and website hosting providers must satisfy numerous requirements, including adoption of a user policy that provides for termination of service access of users who are repeat infringers, informing users of this policy, and implementing the policy in a reasonable manner. In addition, registrars and website hosting providers must expeditiously remove or disable access to content upon receiving a proper notice from a copyright owner alleging infringement of its protected works. A registrar or website hosting provider that fails to comply with these safe harbor requirements may be found liable for copyright infringement.

Lanham Act. The Lanham Act governs trademarks and false advertising. Case law interpreting the Lanham Act has limited liability for many online service providers such as search engines and domain name registrars. Nevertheless, there is no statutory safe harbor for trademark violations comparable to the provisions of the DMCA and we may be subject to a variety of trademark claims in the future.

Privacy and Data Protection. In the areas of personal privacy and data protection, the U.S. federal and various state and foreign governments have adopted or proposed limitations on, and requirements associated with, the collection, distribution, use, storage, and security of personal information of individuals.

Intellectual Property & Proprietary Rights

We regard substantial elements of our businesses and website as proprietary and we shall attempt to protect them by relying on copyright, trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. To date we have no copyrights or trademarks that have been applied for.

Employees

We are a new, developing company and currently have only one part-time employee, Andrew Read our CEO and Secretary Treasurer. At this time there is no arrangement to pay a salary until such time that the Company begins generating revenue from the sale of its products. We may engage independent contractors in the future.

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under the section titled “Risk Factors” and elsewhere in this prospectus. See the section titled “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Overview

Tradewinds Universal (“Tradewinds” or the “Company”) is a holding company focused on acquiring and developing businesses with long-term value, resilience, and growth potential. Our initial operations focused on the development and distribution of high-nutrition foods and beverages, including edible insect protein-based bars marketed under the Universal Proteins (UP) brand. In 2022, we also acquired a canine pain relief formula for development into pet treats.

In August 2025, we signed a Letter of Intent with Peppermint Hippo™ to create a dedicated nightlife and hospitality division. The LOI includes the acquisition of Peppermint Hippo Toledo as the initial property, followed by a phased rollout of several clubs nationwide, including 8 Peppermint Hippo locations and other affiliated brands owned or operated by Peppermint Hippo. This move represents a major strategic expansion into a new industry sector.

20

We successfully completed the development, manufacturing, and initial distribution of two protein bar SKUs (Chocolate Almond and Peanut Butter Fruit) in 2023 through our partnership with YouBar, Inc. In 2024, we entered into a purchase agreement with a distributor for 1,040 cases of UP bars, all of which were sold by September 30, 2024. We continue to market our bars online and to retail outlets, but larger-scale distribution agreements remain uncertain. Development of additional SKUs is ongoing.

Looking ahead, we intend to keep expanding our UP product line, move forward with commercializing our canine pain relief formula, and explore licensing and distribution opportunities. We expect operating expenses to rise as we develop new product lines, enter nightlife and hospitality markets, and continue as a public company. Net losses are likely to vary depending on the timing of marketing efforts, R&D activities, and potential acquisitions. Currently, we are working on securing funding through additional equity or debt financing to support our growth plans.

Results of Operations

Comparison of years ended December 31, 2024, and 2023

Revenue

Comparison of years ended December 31, 2024, and 2023

For the twelve months ended December 31, 2024

For the period ended December 31, 2024, the Company had total sales of $171,596. The increase in revenues was directly related to commissions from affiliate marketing, licensing rights to our dog formula, and sales of the Company's UP protein bars.

For the twelve months ended December 31, 2023

For the period ended December 31, 2023, the Company had total sales of $145,085. Revenues were directly related to the sales of commissions from affiliate marketing. The Company was in the process of finalizing formulations for its protein bars and had not yet begun sales.

Cost of Goods Sold

For the twelve months ended December 31, 2024

For the period ended December 31, 2024, the Company had cost of sales of $21,645. The increase was directly related to the sales of the Company's UP protein bars.

For the twelve months ended December 31, 2023

For the period ended December 31, 2023, the Company had cost of sales of $13,023 as its UP- Protein bars were still being designed and formulated.

Gross Profit

For the twelve months ended December 31, 2024

For the period ended December 31, 2024, the Company had a gross profit of $149,951 The increase from the same period in the previous year was directly related to the sales of the Company's UP protein bars, licensing rights to our dog formula, and the increase of sales of commissions from affiliate marketing.

For the twelve months ended December 31, 2023

For the period ended December 31, 2023, the Company had a gross profit of $132,062. The gross profit was less than the same period of 2024 as its UP Protein bars were still being designed and formulated, and its sales of commissions from affiliate marketing program was just beginning.

21

Operating Expenses

For the twelve months ended December 31, 2024

For the period ended December 31, 2024, the Company had operating expenses of $219,323. We had $51,838 in professional fees, which increased related to our registration statement filings. We had an increase in marketing fees, which were $148,093, attributed to the startup marketing for our UP Protein bars and marketing for our affiliate commission program. We had a loss of $5,000 for impairment of intangible assets. We  had $5,133 in consulting fees, a decrease due to our marketing program. We had $4,459 in general and administrative costs related to the expansion of our business  and we had $4,800 in amortization.

For the twelve months ended December 31, 2023

For the period ended December 31, 2023, the Company had operating expenses of $362,683. We had $18,442 in professional fees related to filing our registration statement. We had consulting fees of $316,173 attributed to the shares issued to our CEO for services rendered as well as other consulting related expenses, marketing fees of $23,562 attributed to the startup marketing for our UP Protein bars. We had $4,506 in general and administrative costs.

Net Loss

For the twelve months ended December 31, 2024

For the period ended December 31, 2024, the Company had a net loss of $115,743. Although our gross profit had increased to $149,951, we had operating expenses of $219,323. Our gross profit increased while our total expenses decreased which were directly related to the sales of the Company's UP protein bars and the increase in sales of commissions from affiliate marketing.

For the twelve months ended December 31, 2023

For the period ended December 31, 2023, the Company had a net loss of $182,191. Although our gross profit increased to $132,062, we had operating expenses of $362,683. Our gross profit and expenses were directly related to the initial startup of the Company's UP protein bars and the sales of commissions from affiliate marketing as well as to the shares issued to our CEO for services rendered.

Results of Operations

Comparison of the Three Months and Nine Months Ended September 30, 2025 and 2024

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company generated total sales of $98,422, compared to $146,179 for the nine months ended September 30, 2024. The decrease of $47,757, was primarily due to a reduction in affiliate commission income and the discontinuation of product sales of the Company’s UP protein bars. During the 2025 period, revenues were primarily derived from distribution rights, while in the prior year period, a majority of revenues came from affiliate marketing and product sales activities.

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company reported total sales of $65,450, compared to $28,068 for the three months ended September 30, 2024. The increase of $37,382, was primarily attributable to income from the sale of distribution rights recorded during the current quarter. By contrast, revenues in the prior year’s quarter were primarily generated from affiliate commissions and sales of the Company’s UP protein bars, both of which have since declined or ceased as the Company shifted its focus toward distribution and licensing activities.

Cost of Goods Sold

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company recorded no cost of sales, compared to $21,645 for the nine months ended September 30, 2024. The decrease was primarily due to the absence of product sales during the 2025 period, as the Company discontinued sales of its UP protein bars and generated revenue primarily from distribution rights, which did not incur any associated production or delivery costs.

22

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company similarly recorded no cost of sales, compared to $9,132 for the three months ended September 30, 2024. The decrease reflects the transition away from physical product sales toward revenue derived from distribution rights, which have no direct cost component.

Gross Profit

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company reported a gross profit of $98,422, compared to $124,534 for the nine months ended September 30, 2024. The decrease of $26,112, was primarily due to lower overall revenues resulting from the discontinuation of UP protein bar sales and reduced affiliate commission income. The Company’s 2025 revenues were mainly derived from the sale of distribution rights, which carried no associated cost of sales, thereby maintaining a 100% gross margin despite the decline in total revenue.

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company generated a gross profit of $65,450, compared to $18,936 for the three months ended September 30, 2024. The increase of $46,514, was primarily attributable to revenue recognized from the sale of distribution rights during the quarter, which incurred no cost of sales. By contrast, the prior year’s gross profit was derived from affiliate commissions and product sales that carried direct production costs, resulting in a lower gross margin.

Operating Expenses

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company recorded total operating expenses of $232,876, compared to $180,413 for the nine months ended September 30, 2024, representing an increase of $52,463. The increase was primarily attributable to higher consulting expenses, which rose to $151,905 from $3,050 in the prior year, reflecting expanded business development and strategic advisory activities associated with the Company’s new distribution rights. This increase was partially offset by lower marketing expenses, which decreased to $29,920 from $129,657 in the prior year period, as the Company reduced promotional spending following the discontinuation of its UP protein bar product line. Professional fees declined modestly to $36,016 from $43,493, and general and administrative expenses increased to $6,435 from $4,213. The Company also recorded amortization expense of $8,600 related to the website intangible asset during the current period and the acquisition of an intangible asset.

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company incurred total operating expenses of $173,649, compared to $55,483 for the three months ended September 30, 2024, an increase of $118,166. The increase was primarily due to higher consulting expenses of $112,055 in the current quarter compared to $1,050 in the same period last year. Additionally, professional fees increased slightly to $26,016 from $22,168, while marketing costs decreased to $29,068 from $31,918. General and administrative expenses remained relatively consistent at $310 for the current quarter compared to $347 for the same quarter of 2024. The Company also recorded amortization expense of $6,200 related to the website intangible asset during the current period, and the acquisition of an intangible asset

Net Loss

For the nine months ended September 30, 2025 and 2024

For the nine months ended September 30, 2025, the Company reported a net loss of $134,454, compared to a net loss of $102,249 for the nine months ended September 30, 2024. The increase in net loss of $32,205, was primarily attributable to higher operating expenses, particularly consulting costs associated with the Company’s strategic expansion into distribution and licensing activities. Although the Company maintained strong gross margins due to the nature of its revenue mix in 2025, the increase in professional and consulting expenses offset these gains, resulting in an overall higher net loss.

23

For the three months ended September 30, 2025 and 2024

For the three months ended September 30, 2025, the Company recorded a net loss of $108,199, compared to a net loss of $36,547 for the three months ended September 30, 2024. The increase of $71,652, was primarily driven by elevated consulting and professional fees during the quarter, reflecting the Company’s continued investment in business development and new distribution initiatives. Despite higher revenues from distribution rights, these increased expenditures led to a larger quarterly loss than in the prior-year period.

Liquidity and Capital Resources

As of September 30, 2025, the Company had total assets of $316,556, compared to $31,510 at December 31, 2024, representing a substantial increase primarily attributable to the recognition of intangible assets and accounts receivable related to the Company’s distribution activities. Current assets totaled $93,856 at September 30, 2025, consisting primarily of cash and cash equivalents of $7,161, accounts receivable of $48,750, and prepaid expenses of $37,945, compared to $210 in current assets at December 31, 2024. The significant increase in current assets reflects improved working capital and prepayments associated with operational expansion.

The Company’s total liabilities were $4,500 as of September 30, 2025, compared to no liabilities at December 31, 2024. The modest increase relates to normal operating accounts payable. Stockholders’ equity increased to $312,056 at September 30, 2025, from $31,510 at year-end 2024, primarily due to additional paid-in capital from equity issuances and the recognition of intangible assets acquired through the issuance of common stock.

As of September 30, 2025, the Company had limited cash resources of $7,161 and an accumulated deficit of $424,644, reflecting continued operating losses. The Company’s current cash position is not sufficient to sustain long-term operations without additional financing. Management plans to address these liquidity needs through future equity issuances, revenue growth from distribution rights, and potential strategic partnerships. The Company will continue to evaluate its operating structure and pursue additional capital as necessary to support its ongoing business activities.

Investing Activities

For the quarters ending September 30, 2025, and 2024, we had no cash investing activities. We had $200,000 in non-cash investing activities related to the acquisition of an AI app.

Financing Activities

Our financing activities mainly consist of proceeds from the sale of our common stock. During the quarter ending September 30, 2025, we had $40,000 in financing activity, compared to $0 during the quarter ending September 30, 2024.

The Company believes it has insufficient cash resources to fund its primary operations. The Company currently has no off-balance sheet arrangements and does not expect to enter into any that could reasonably affect its financial condition now or in the future. The Company has no agreements with shareholders, officers, directors, or third parties to fund operations beyond the end of its fourth quarter. It has neither negotiated nor has access to any other third-party sources of liquidity.

Off Balance Sheet Items

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

24

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Beneficial Owners

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned After this Offering	%
Andrew Read (1)(2)(3)	22,230,000	61

(1) Andrew Read is the President and Director of the Company.

(2) In 2022, Andrew Read as founder of the Company acquired shares totaling 230,000 valued at $.01 per share. On December 28, 2023 Andrew Read was issued 22,000,000 shares for services rendered.

(3) 61% based on 36,610,580 shares issued and outstanding September 30, 2025.

DESCRIPTION OF SECURITIES

The following descriptions of our Common Stock, Warrants and certain provisions of our Certificate of Incorporation, as amended, our Bylaws and Wyoming law are summaries. You should also refer to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of Common Stock, par value $0.001 per share.

Common Stock

Our Common Stock is traded on OTCMarkets under the symbol “TRWD.” The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Voting, Dividend and Other Rights.    Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of Common Stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of Common Stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our Common Stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

25

Rights Upon Liquidation.    Upon liquidation each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.    The holders of one-third (51%) of the voting power of the shares issued and outstanding and entitled to vote at a meeting of stockholders constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 20,000,000 shares of Common Stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on January 29, 2026 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means RH2 Equity Partners.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of January 29, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate 43,690,580 shares of our Common Stock outstanding on January 29, 2026.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Common Stock that we may, in our discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus in Purchases pursuant to the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the times we elect to sell such shares to the Selling Stockholder in Purchases under the Purchase Agreement, it is not possible for us to predict, as of the date of this prospectus and prior to any such Purchases under the Purchase Agreement, the actual number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, which may be fewer than the number of shares of Common Stock being offered for resale by the Selling Stockholder under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Common Stock being offered pursuant to this prospectus.

26

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
RH2 Equity Partners(4)	0	0	20,000,000	0	0*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase from us at our election from time to time after the date of this prospectus pursuant to Purchases under the ELOC, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the ELOC, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the ELOC.

(2)	Applicable percentage ownership is based on 43,690,580 shares of our Common Stock outstanding as of January 29, 2026.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of RH2 LP is 8 The Green, #15337, Dover, DE 19901. RH2’ principal business is that of a private investor. Richard Hawkins and Robert Hymers are the managing principals of RH2. Therefore, each of Richard Hawkins and Robert Hymers may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by RH2 and, indirectly, by RH2. We have been advised that RH2 is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Fernane and Hymers as to beneficial ownership of the securities beneficially owned directly by RH2 and, indirectly, by RH2.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, RH2 Equity Partners. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Common Stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

RH2 is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

RH2 has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. RH2 has informed us that each such broker-dealer will receive commissions from RH2 that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

27

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement.

We also have agreed to indemnify RH2 and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. RH2 has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by RH2 specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $15,303.

RH2 has represented to us that at no time prior to the date of the Purchase Agreement has RH2 or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. RH2 has agreed that during the term of the Purchase Agreement, neither RH2, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on OTCMarkets under the symbol “TRWD”.

28

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Andrew Read	61	Since December 28, 2021	CEO, Secretary, Treasurer and Director

There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Andrew Read has served as the Company’s CEO and director since 2021. Prior to this, Andrew launched Voltage River, a solar Electric and battery integration and consulting company, in 2011 and has worked as CEO of Voltage River since 2011. Voltage River has focused on providing net zero electrical emissions to homes and businesses in southern California. Prior to this Andrew worked as a technical sales rep for Motorola's broadband radio division and was instrumental in developing the public safety market for broadband radio nationwide. Prior to his time with Motorola Andrew worked with a radio startup called Breezecom a broadband radio company that went public while he worked as a technical sales rep for the company developing the public safety and SCADA branch of the company. Mr. Read has worked to spread awareness, build partnerships, and create innovative products that could make a positive impact on people's lives/health and the environment. We believe his Earth-friendly skill set will greatly benefit the Company’s ability to move forward.

Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of the Company has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

 Summary Compensation Table

Name and Principal Position (1)	Fiscal Year	Salary	Bonus	Stock Awards(1)	All other Compensation	Total
Andrew Read President and CEO, CFO	FY 2021	$—	$—	$—	$—	$—
Andrew Read President and CEO, CFO(1)	FY 2022	$—	$—	$2,300	$—	$2,300
Andrew Read President and CEO, CFO(2)	FY 2023	$—	$—	$220,000	$—	$220,000
Andrew Read President and CEO, CFO(2)	FY 2024	$—	$—	$—	$—	$—
Andrew Read President and CEO, CFO(2)	FY 2025	$—	$—	$—	$—	$—

(1) In 2022, Andrew Read as founder of the Company acquired shares totaling 230,000 valued at $.01 per share.

(2) On December 28, 2023 Andrew Read was issued 22,000,000 shares for services per an amended employment agreement. The shares were issued at $.01 per share, $220,000.

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through September 30, 2025.

Employment Agreements

On February 2, 2022, we entered into an employment agreement with Andrew Read, pursuant to which he agreed to act as our Chief Executive Officer. Per the agreement, Andrew Read received 230,000 shares valued at $2,300 as compensation. Per the agreement, Andrew Read's compensation was subject to change upon the shipment of its initial products. The employment agreement was amended on December 28, 2023. Pursuant to the terms of the Employment Agreement, Mr. Read was issued 22,000,000 shares at $.01 per share with a value of $220,000 on December 28, 2023, and is entitled to receive an annual salary of $48,000 beginning January 1, 2024. The term of the Employment Agreement continues until such time that the Board of Directors elects to make a change. (See Exhibits 10.1 and 10.2)

29

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Approval for Related Party Transactions

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions. Our Code of Ethics and Business Conduct requires that all employees, including officers and directors, disclose to the Chief Executive Officer the nature of any company business that is conducted with any related party of such employee, officer or director (including any immediate family member of such employee, officer or director, and any entity owned or controlled by such persons). If the transaction involves an officer or director of our company, the Chief Executive Officer must bring the transaction to the attention of the Audit Committee, which must review and approve the transaction in advance. In considering such transactions, the Audit Committee takes into account the relevant available facts and circumstances.

Since inception on December 28, 2021, there have been no transactions to which we have been a party in which any of our directors, executive officers, or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control, and other arrangements, which are described in the section titled “Executive and Director Compensation.” We describe below certain other transactions with our directors, executive officers, and stockholders.

Since inception, December 28, 2022, the following transactions were entered into:

On February 5, 2022, the Company issued 230,000 shares of common stock to Andrew Read, President, at $.01 per share for $2,300. On December 28, 2023, per an amended employment agreement 22,000,000 shares were issued to Andrew Read at $.01 per share for a total value of $220,000.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Mont E Tanner. Additional legal matters may be passed upon for us, the Selling Stockholder or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

Astra Audit & Advisory, LLC, an independent registered public accounting firm, has audited our financial statements at and for the years ended December 31, 2024 and December 31, 2023 as set forth in its report included in our annual reports on Form 10-K for the twelve months ended December 31, 2024 and 2023, respectively, which are incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. On April 24, 2025 we appointed Fruci & Associates II, PLLC as our independent registered public accounting firm who reviewed our quarterly statements for 2025.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 501 Mercury Lane, Corvallis, Brea, CA. 92821, Attention: Chief Financial Officer or telephoning us at (855)-434-4488.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at TradewindsUniversal.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

30

Financial Statements

Tradewinds Universal

Table of Contents

December 31, 2024

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Tradewinds Universal

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tradewinds Universal (the Company) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not yet established an ongoing source of revenue sufficient to cover operating costs. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Astra Audit & Advisory, LLC

Tampa, FL

March 31, 2025

F-2

 TRADEWINDS UNIVERSAL

BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$210	$28,213
Inventory	—	18,076
Prepaid Expense	—	13,493
Deferred Tax Asset	—	46,371
Total Current Assets	210	106,153

Intangible Assets, Net	31,300	41,100
Total Assets	$31,510	$147,253

Liabilities and Stockholders' Equity
Current Liabilities	$—	$—
Total Current Liabilities	—	—
Total Liabilities	—	—

Commitments and Contingencies (Note 4)

Stockholders' Equity
Common stock, $0.001 par value, 75,000,000 shares authorized, 32,170,000 shares issued and outstanding	32,170	32,170
Additional Paid in Capital	289,530	289,530
Accumulated Deficit	(290,190)	(174,447)
Total Stockholders' Equity	31,510	147,253
Total Liabilities and Stockholders' Equity	$31,510	$147,253

The accompanying notes are an integral part of these financial statements

F-3

TRADEWINDS UNIVERSAL

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Revenue	$171,596	$145,085

Cost of Goods Sold	21,645	13,023
Gross Profit	149,951	132,062
Operating Expenses
Marketing	148,093	23,562
Professional Fees	51,838	18,442
Consulting	5,133	316,173
Amortization	4,800	—
General and Administrative	4,459	4,506
Loss on Impairment	5,000	—
Total Operating Expenses	219,323	362,683

Net Loss Before Taxes	(69,372)	(230,621)
Provision for Income Tax	(46,371)	48,430
Net Loss	$(115,743)	$(182,191)

Net Loss Per Share – Basic and Diluted	$(0.01)	$(0.02)

Basic and diluted weighted average shares used in the calculation of net loss per common share	32,170,000	9,372,822

The accompanying notes are an integral part of these financial statements

F-4

TRADEWINDS UNIVERSAL

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Shares	Common Shares Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance December 31, 2022	6,970,000	$6,970	$62,730	$7,744	$77,444
Shares issued for services	22,000,000	22,000	198,000	—	220,000
Shares issued for cash	3,200,000	3,200	28,800	—	32,000
Net Loss	—	—	—	(182,191)	(182,191)
Balance December 31, 2023	32,170,000	$32,170	$289,530	$(174,447)	$147,253
Net Loss	—	—	—	(115,743)	(115,743)
Balance December 31, 2024	32,170,000	$32,170	$289,530	$(290,190)	$31,510

The accompanying notes are an integral part of these financial statements

F-5

TRADEWINDS UNIVERSAL

STATEMENTS OF CASH FLOW

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Operating Activities
Net Loss	$(115,743)	$(182,191)
Adjustments to Reconcile Net Loss to Net Cash From Operating Activities:
Amortization	4,800	—
Stock Compensation	—	220,000
Changes in Operating Assets and Liabilities:
Inventory	18,076	(18,076)
Prepaid Expense	13,493	(8,093)
Impairment of Intangible Assets	5,000	—
Deferred Tax Asset	46,371	(46,371)
Taxes Payable	—	(2,059)
Deferred Revenue	—	(18,853)
Net Cash from Operating Activities	(28,003)	(55,643)

Investing Activities
Purchase of Intangible Asset	—	(1,500)
Net Cash from Investing Activities	—	(1,500)

Financing Activities
Shares issued for Cash	—	32,000
Net Cash from Financing Activities	—	32,000

Change in Cash and Cash Equivalents	(28,003)	(25,143)

Cash and Cash Equivalents at Beginning of Period	28,213	53,356

Cash and Cash Equivalents at End of Period	$210	$28,213

Supplemental Cash Flow Information
Cash Paid for Interest	$—	$—
Cash Paid for Taxes	$—	$—

The accompanying notes are an integral part of these financial statements

F-6

TRADEWINDS UNIVERSAL

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2024

 Note 1 – Nature of Operations

Nature of Operations

Tradewinds Universal (“Tradewinds” or the “Company”) was established in Wyoming on December 21, 2021, with a focus on developing, manufacturing, and distributing high-nutrient edible insect protein bars, shakes, and other nutritious foods, snacks, and beverages.

Furthermore, on December 11, 2022, Tradewinds acquired a pain relief formula for dogs, which it plans to produce and distribute as treats, as well as offer licensing rights for the formula.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash And Cash Equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2024 and December 31, 2023.

Inventory

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

Intangible Assets

As of December 31, 2024  and December 31, 2023, the Company had an Intangible Asset of $36,300 and $41,100 respectively. The intangible assets consist of an indefinite life formula for pain relief for dogs with a cost of $30,000 and a website with a cost of $4,800, which will be amortized over its useful life of 5 years and trademarks of $1,500. The amortization expense for the years ended December 31, 2024 and December 31, 2023 was $4,800 and $0, respectively. For the years ended December 31, 2024 and December 31, 2023, there was a loss of impairment of intangible assets of $5,000 and $0, respectively, included on the statement of operations.

Impairment Of Long-Lived Assets

The Company determines its long-lived assets impairment in accordance with Accounting Standards Codification (ASC) 360-10, Impairment or Disposal of Long-Lived Assets. The Company evaluates long-lived assets, such as intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Definite and Indefinite lived intangible assets are tested for impairment at least annually. If indicators of impairment exist and the undiscounted future cash flows that the assets are expected to generate are less than the carrying value of the assets, the Company reduces the carrying amount of the assets to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2024 and December 31, 2023, there was a loss of impairment of intangible assets of $5,000 and $0, respectively, included on the statement of operations.

F-7

Revenue Recognition

The Company recognizes revenue according to ASC 606. Revenue is recognized when a customer gains control of the promised goods or services. Furthermore, the standard mandates the disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows resulting from contracts with customers. The recorded revenue amount reflects the consideration the Company anticipates receiving in exchange for those goods or services. The Company applies the following five-step model to determine this amount:

  Identification of the promised goods in the contract;
  Determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract;
  Measurement of the transaction price, including the constraint of variable consideration;
  Allocation of the transaction price of the performance obligations and
  Recognition of revenue when (or as) the Company satisfies each performance obligation.

The performance obligation associated with a typical product sale will be satisfied upon delivery to customers, and the revenue will be recognized at that time. Payments are due on demand. The Company does not offer any warranty on its products; however, customers do receive a manufacturer’s warranty.

The Company's main revenue stream to date has been from the sale of distribution territories for its protein bars, affiliate commissions and licensing agreement for its dog formula. The Company sells rights to distribute its protein bars and other products to outside parties and determines if the distribution agreement (“DA”) is a distinct (separate) performance obligation in accordance with ASC 606. If the DA is determined not to be distinct, the license is combined with the other goods or services and the combined performance obligation is accounted for using the general revenue recognition model outlined above. If the DA is determined to be distinct, the Company analyzes whether the DA is functional or symbolic to assess the timing of revenue recognition. The DA by the Company was determined to be a distinct performance obligation of symbolic intellectual property (“IP)”, which provides a right to access IP. ASC 606 states that revenue from licenses of IP deemed to provide a right to use IP will be recognized at a point in time when control is transferred.

In accordance with Topic 606, the Company analyzes the following to determine when to recognize revenue:

i.	Whether the transaction represents a sale or licensing of intellectual property (IP),
ii.	Whether the IP is a distinct performance obligation,
iii.	The nature of the license - functional or symbolic; and
iv.	The timing of recognition based on the nature of the license.

The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods and represents services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligations when the performance obligation is satisfied or as it is satisfied. The Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligations when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

F-8

Fair Value of Financial Instruments

ASC 825, Financial Instruments (“ASC 825”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities when reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed. The Company follows ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Income Taxes

In accordance with ASC 740 Income Taxes, deferred tax assets, and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in Income in the period that includes the enactment date.

The Company has adopted the provisions set forth in ASC 740 to account for uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law. The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of Income tax expense in the Company's financial statements. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns. The Company uses the "more likely than not" criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its balance sheets as of December 31, 2024  and December 31, 2023.

Earnings Per Share of Common Stock

The Company computes income (loss) per share in accordance with ASC 260 Earnings Per Share  ("EPS"), which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company does not have a complex capital structure requiring the computation of diluted earnings per share.

Advertising Expenses

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. The Company has $148,093 in Marketing expenses for the twelve months ended December 31, 2024, and $23,562 for the twelve months ended December 31, 2023.

Stock-based compensation

The Company applies the fair value method of FASB ASC 718, Share Based Payment, in accounting for its stock-based compensation. The standard states that compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. The Company values stock-based compensation at the market price for the Company’s common stock and other pertinent factors at the grant date. Fully vested and non-forfeitable shares issued prior to the services being performed are classified as unearned compensation.

Recently Issued Accounting Pronouncements

The Company  is committed to complying with the new segment reporting requirements issued by the Financial Accounting Standards Board (FASB) under Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update enhances segment reporting transparency by introducing several key disclosure mandates, which the Company has implemented in its  financial reporting.

As part of the Company's  compliance, it will disclose significant expense categories and their amounts for each reportable segment. These expenses will include those regularly provided to the  chief operating decision maker (CODM) and incorporated into the segment’s reported measure of profit or loss. Additionally, the Company will report “other segment items,” which will be calculated as the difference between segment revenues minus significant segment expenses and the reported measure of segment profit or loss, along with a detailed description of the composition of these items.

F-9

To ensure consistency and transparency, the Company will also extend certain annual segment disclosure requirements to its interim reporting periods, providing timely and relevant financial information throughout the year. Furthermore, as an entity with a single reportable segment, the Company will comply with all segment disclosure requirements mandated by both existing guidance and the new ASU.

Additionally, the Company   will disclose the title and position of its CODM and explain how the CODM utilizes the reported measures of segment profit or loss to assess performance and allocate resources effectively. By implementing these enhanced segment reporting disclosures, the Company aims  to provide investors and other financial statement users with more detailed and useful information, reinforcing its commitment to transparency and informed decision-making.

Note 3 - Going Concern

The Company's financial statements are prepared using GAAP applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern and therefore, there is substantial doubt about the Company’s ability to continue as a going concern. As of December 31, 2024 and December 31, 2023, the Company had an accumulated deficit of and $290,190  and $174,447, respectively. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company will continue to attempt to secure equity and/or debt financing. There are no assurances that the Company will be successful, and without sufficient financing, it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts for amounts and classification of liabilities that might result from this uncertainty.

Note 4 - Segment Disclosure

ASC 280 “Segment Reporting ”,  establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM  in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and unit and derives revenues mainly from products, licensing rights and affiliate commissions (see Note 1 for a brief description of the Company’s business).

 The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the CODM, which is the Company’s chief executive officer, who reviews financial information and annual operating plans for purposes of making operating decisions, evaluating financial performance, and allocating resources.

The key measure of segment profit or loss that the CODM uses to allocate resources and assess performance is the Company’s net income (loss). This is reviewed against budgeted expectations to assess segment performance and allocate resources. The Company’s segment net loss for 2024  and 2023 consisted of the following:

Segment Disclosures for the Years Ended:

	December 31, 2024	December 31, 2023

Total Assets	$36,510	$147,253
Sales
Up Protein Bars	43,224	—
Affiliate Commissions	123,622	145,085
Dog Pain formula	4,750	—
Net Sales	171,596	145,085

Cost of sales	21,645	13,023
Gross Profit	149,951	132,062
Sales, marketing and support
Marketing costs	148,093	23,562
Professional fees	51,838	18,442
Consulting	5,133	316,173
Amortization	4,800	—
Loss on Impairment	5,000	—
General and Administrative costs	4,459	4,506

Net Loss Before Taxes	$69,372	$230,621

F-10

Note 5 - Commitments and Contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2024  and December 31, 2023, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

Note  6 - Income Taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The  components of the Company's reconciliation of income taxes computed at the statutory rate of 21% to the income tax amount recorded as of the twelve months ended December 31, 2024  and December 31, 2023, are as follows:

	December 31, 2024	December 31, 2023
Net Loss Before Taxes	$(69,372)	$(230,621)
Effective Tax Rate	21%	21%
Provision For Income Taxes	$(14,568)	$(48,430)

	December 31, 2024	December 31, 2023
Deferred tax asset	$60,939	$46,371
Less valuation allowance	(60,939)	—
Net deferred tax asset	$—	$46,371

As of December 31, 2024, the components of the deferred tax asset related to net loss. Due to uncertainties surrounding the Company’s ability to generate future U.S. taxable income to realize these assets, a full valuation allowance has been established to offset the net U.S. deferred tax asset as of December 31, 2024. The change in tax loss valuation allowance as of December 31, 2024 was $60,939 and for December 31, 2023 it was $0.

Note 7 - Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has analyzed its operations subsequent to December 31, 2024 to the date the financial statements were issued and has determined that it does not have any material subsequent events to disclose.

F-11

TRADEWINDS UNIVERSAL

BALANCE SHEETS

	September 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Current Assets
Cash and Cash Equivalents	$7,161	$210
Prepaid Expense	37,945	—
Accounts Receivable	48,750	—
Total Current Assets	93,856	210

Intangible Assets Net	222,700	31,300
Total Assets	$316,556	$31,510

Liabilities and Stockholders' Equity
Accounts Payable	$4,500	$—
Total Current Liabilities	4,500	—
Total Liabilities	4,500	—

Commitments and Contingencies (Note 3)	—	—

Stockholders' Equity
Common stock, $0.001 par value, 75,000,000 shares authorized, 36,610,580 issued and outstanding at September 30, 2025 and 32,170,000 issued and outstanding at December 31, 2024	36,611	32,170
Additional Paid in Capital	700,089	289,530
Accumulated Deficit	(424,644)	(290,190)
Total Stockholders' Equity	312,056	31,510
Total Liabilities and Stockholders' Equity	$316,556	$31,510

The accompanying notes are an integral part of these unaudited financial statements

F-12

TRADEWINDS UNIVERSAL

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months ended September 30, 2025	For the Three Months ended September 30, 2024	For the Nine Months ended September 30, 2025	For the Nine Months ended September 30, 2024
Revenue
Commission Income	$—	$9,804	$12,972	$93,151
Distribution Rights	65,450	—	85,450	24,960
Product Sales	—	18,264	—	28,068
Total Sales	65,450	28,068	98,422	146,179

Cost of Sales	—	9,132	—	21,645

Gross Profit	65,450	18,936	98,422	124,534
Operating Expenses
Amortization	6,200	—	8,600	—
Professional Fees	26,016	22,168	36,016	43,493
Consulting	112,055	1,050	151,905	3,050
Marketing	29,068	31,918	29,920	129,657
General and Administrative	310	347	6,435	4,213
Total Operating Expenses	173,649	55,483	232,876	180,413
Net Loss Before Taxes	(108,199)	(36,547)	(134,454)	(55,879)
Provision for Income Tax	—	—	—	46,370
Net Loss	$(108,199)	$(36,547)	$(134,454)	$(102,249)

Net Loss Per share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average shares used in the calculation of net income per common share	33,510,881	32,170,000	33,510,881	32,170,000

The accompanying notes are an integral part of these unaudited financial statements.

F-13

TRADEWINDS UNIVERSAL

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(Unaudited)

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2023	32,170,000	$32,170	$289,530	$(174,447)	$147,253
Net Loss	—	—	—	(23,231)	(23,231)
Balance March 31, 2024	32,170,000	$32,170	$289,530	$(197,678)	$124,022
Net Loss	—	—	—	(42,472)	(42,472)
Balance June 30, 2024	32,170,000	$32,170	$289,530	$(240,150)	$81,550
Net Loss	—	—	—	(36,547)	(36,547)
Balance September 30, 2024	32,170,000	$32,170	$289,530	$(276,697)	$45,003

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2024	32,170,000	$32,170	$289,530	$(290,190)	$31,510
Net Loss	—	—	—	(1,112)	(1,112)
Balance March 31, 2025	32,170,000	$32,170	$289,530	$(291,302)	$30,398
Shares Issued	2,500,000	2,500	22,500	—	25,000
Net Loss	—	—	—	(25,143)	(25,143)
Balance June 30, 2025	34,670,000	$34,670	$312,030	$(316,445)	$30,255
Shares Issued	1,940,580	1,941	388,059		390,000
Net Loss				(108,199)	(108,199)
Balance September 30, 2025	36,610,580	$36,611	$700,089	$(424,644)	$312,056

The accompanying notes are an integral part of these unaudited financial statements

F-14

TRADEWINDS UNIVERSAL

STATEMENTS OF CASH FLOW

(Unaudited)

	For the Nine Months ended September 30, 2025	For the Nine Months ended September 30, 2024
Operating Activities
Net Loss	$(134,454)	$(102,249)
Adjustments to Reconcile Net Loss to Net Cash from Operating Activities
Deferred Taxes	—	46,370
Amortization	8,600	—
Stock Compensation	150,000	—
Changes in Operating Assets and Liabilities
Inventory	—	18,076
Prepaid Expense	(12,735)	13,493
Accounts Payable	4,500	—
Accounts Receivable	(48,750)	—
Net Cash from Operating Activities	(32,839)	(24,310)

Investing Activities
Net Cash from Investing Activities	—	—

Financing Activities
Stock Issued for Cash	40,000	—
Net Cash from Financing Activities	40,000	—

Net Change in Cash and Cash Equivalents	7,161	(24,310)

Cash and Cash Equivalents at Beginning of Period	210	28,213

Cash and Cash Equivalents at End of Period	$7,161	$3,903

Supplemental Cash Flow Information
Cash Paid for Interest	$—	$—
Cash Paid for Taxes
Supplemental Non-Cash Investing and Financing Activities
Prepaid Expense (non-cash future payment)	$37,945	$—
Purchase of Intangible Asset (shares issued, non-cash transaction)	$200,000	$—

The accompanying notes are an integral part of these unaudited financial statements

F-15

TRADEWINDS UNIVERSAL

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

September 30, 2025

Note 1 – Nature of Operations

Nature of Operations

Tradewinds Universal, Inc. (“Tradewinds” or the “Company”) was incorporated in Wyoming on December 21, 2021, as a holding company focused on acquiring and developing businesses with long-term value, resilience, and growth potential. Initially, the Company developed and distributed high-nutrition foods and beverages, including edible insect protein-based products, and in 2022, acquired a canine pain relief formula for development into pet treats.

In August 2025, the Company signed a Letter of Intent with Peppermint Hippo™, a company that generates an estimated $30 million in annual revenue, to launch a nightlife and hospitality division. This will begin with the planned acquisition of Peppermint Hippo Toledo and a staged rollout of several additional clubs across the country.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company.

Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

Cash And Cash Equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2025 and December 31, 2024.

Inventory

Inventory is recorded at the lower of cost or market; cost is computed on a first-in, first-out basis.

Intangible Asset

As of September 30, 2025, the Company had intangible assets totaling $222,700 net of amortization. These assets include the acquisition of an AI application valued at $200,000, which was acquired in exchange for 173,913 shares of the Company’s common stock. The asset has a useful life of five years. For the quarter ending September 30, 2025, the asset’s amortization was $5,000. The Company also held an indefinite-life formula for canine pain relief valued at $25,000 and trademarks valued at $1,500. These assets are considered to have indefinite useful lives and are therefore not subject to amortization; however, they will be evaluated for impairment annually or more frequently if circumstances warrant. As of December 31, 2024, the Company had intangible assets valued at $31,100. These included the same indefinite-life formula for canine pain relief valued at $30,000, a website valued at $9,950 being amortized over its estimated useful life of five years, and trademarks valued at $1,500. During the nine months ended September 30, 2025, the Company recorded amortization expense of $3,600 related to the website. No impairment losses were recognized during the periods presented.

Stock Compensation

The company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Stock compensation expense is recognized over the vesting or service period based on the fair value of the award at the grant date. Fair value is determined using an appropriate valuation model, such as the Black-Scholes-Merton or Monte Carlo method, incorporating assumptions about expected term, stock volatility, risk-free interest rate, and dividend yield. The company recognizes expense net of estimated forfeitures, which are updated periodically or accounted for as they occur. If award terms are modified, any incremental fair value is recognized over the remaining service period. For tax purposes, deferred tax assets are recorded for deductible temporary differences, and excess tax benefits or deficiencies are reflected in income tax expense when realized. The company also provides the required disclosures about its stock-based compensation plans, valuation methods, and the financial statement effects of such awards. For the nine months ending September 30, 2025 the Company issued 4,000,000 shares as compensation for services.

F-16

Going Concern

The Company's financial statements are prepared using GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern, and therefore, there is substantial doubt about the Company’s ability to continue as a going concern. As of September 30, 2025, and December 31, 2024, the Company had an accumulated deficit of $424,644 and $290,190, respectively. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company will continue to attempt to secure equity and/or debt financing. There are no assurances that the Company will be successful, and without sufficient financing, it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts for amounts and classification of liabilities that might result from this uncertainty.

Impairment Of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with Accounting Standards Codification ("ASC") 360-10, Impairment or Disposal of Long-Lived Assets. The Company evaluates long-lived assets, such as depreciable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Indefinite lived intangible assets are tested for impairment at least annually. If indicators of impairment exist and the undiscounted future cash flows that the assets are expected to generate are less than the carrying value of the assets, the Company reduces the carrying amount of the assets to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. There were no impairment losses recorded during the nine months ended September 30, 2025 and September 30, 2024.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606. Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount:

•	Identification of the promised goods in the contract;
•	Determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract;
•	Measurement of the transaction price, including the constraint of variable consideration;
•	Allocation of the transaction price of the performance obligations;
•	Recognition of revenue when (or as) the Company satisfies each performance obligation.

The performance obligation associated with a typical product sale will be satisfied upon delivery to customers, and the revenue will be recognized at that time. Payments are due on demand. The Company does not offer any warranty on its products; however, customers do receive a manufacturer’s warranty.

The Company's main revenue stream to date has been from the sale of distribution territories for its protein bars. The Company sells rights to distribute its protein bars and other products to outside parties and determines if the distribution agreement (“DA”) is a distinct (separate) performance obligation in accordance with ASC 606. If the DA is determined not to be distinct, the license is combined with the other goods or services and the combined performance obligation is accounted for using the general revenue recognition model outlined above. If the DA is determined to be distinct, the Company analyzes whether the DA is functional or symbolic to assess the timing of revenue recognition. The DA by the Company was determined to be a distinct performance obligation of symbolic intellectual property (“IP)”, which provides a right to access IP. ASC 606 states that revenue from licenses of IP deemed to provide a right to use IP will be recognized at a point in time when control is transferred.

In accordance with Topic 606, the Company analyzes the following to determine when to recognize DA revenue:

i.	Whether the transaction represents a sale or licensing of IP

ii.	Whether the IP is a distinct performance obligation,

iii.	The nature of the license - functional or symbolic; and

iv.	The timing of recognition based on the nature of the license.

F-17

The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods and represents services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligations when the performance obligation is satisfied or as it is satisfied. The Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligations when the performance obligation is satisfied or as it is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery.

Fair Value of Financial Instruments

ASC 825, Financial Instruments requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities, when reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities, and equity instruments of the Company are either recognized or disclosed in the financial statements, together with other information relevant to making a reasonable assessment of future cash flows, interest rate risk, and credit risk. Where practicable, the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise, only available information pertinent to fair value has been disclosed. The Company follows ASC 820, Fair Value Measurements and ASC 825, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Income Taxes

In accordance with ASC 740 Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in Income in the period that includes the enactment date.

The Company has adopted the provisions set forth in ASC 740 to account for uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law. The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of Income tax expense in the Company's financial statements. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns. The Company uses the "more likely than not" criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits. The Company' s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its balance sheets as of September 30, 2025, and December 31, 2024.

Earnings Per Share of Common Stock

The Company computes income (loss) per share in accordance with ASC 260 Earning Per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company does not have a complex capital structure requiring the computation of diluted earnings per share. However there are 200,000 outstanding restricted common shares that are considered anti-dilutive and as such, not included in diluted earnings per share.

Recently Issued Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended September 30, 2025 that are of significance or potential significance to the Company.

Note 3 - Commitments and Contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with ASC 450, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of September 30, 2025, and December 31, 2024, the Company is not aware of any contingent liabilities that should be reflected in the unaudited financial statements.

F-18

Note 4 - Segment Disclosure

ASC 280 “Segment Reporting ”,  establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM  in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and unit and derives revenues mainly from products, licensing rights and affiliate commissions (see Note 1 for a brief description of the Company’s business).

 The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the CODM, which is the Company’s chief executive officer, who reviews financial information and annual operating plans for purposes of making operating decisions, evaluating financial performance, and allocating resources.

The key measure of segment profit or loss that the CODM uses to allocate resources and assess performance is the Company’s net income (loss). This is reviewed against budgeted expectations to assess segment performance and allocate resources. The Company’s segment net loss for September 30, 2025, and 2024 consisted of the following:

Segment Disclosures for the Quarters Ended:

	September 30, 2025	September 30, 2024
Sales
Distribution Income	$65,450	$—
Product Sales	—	18,264
Affiliate Commissions	—	9,804
Net Sales	65,450	28,068

Gross Profit	65,450	18,936
Sales, marketing and support
Marketing costs	29,068	31,918
Professional fees	26,016	22,168
Amortization	6,200	—
Consulting	112,055	1,050
General and Administrative costs	310	347

Net Income (Loss) Before Taxes	$(108,199)	$(36,547)

Note 5 – Stock Issuances

During the nine months ended September 30, 2025, the Company issued a total of 4,440,580 shares of common stock. Of this amount:

•	2,500,000 shares were issued for services valued at $25,000 in June 9 of 2025, which was determined based on the fair market value of the Company’s common stock on the date of issuance. The value of services was recorded as expenses in the accompanying statement of operations
•	266,667 shares were issued for cash proceeds of $40,000. On July 29, 2025, 66,667 shares were issued for cash valued at $20,000, based on the fair market value of the Company’s common stock on that date. Additionally, on September 23, 2025, 200,000 shares were issued for cash valued at $20,000, also determined by the fair market value of the Company’s common stock on that date. In addition, the Company issued two Common Stock Purchase Warrants in connection with consideration received by the Company. The first warrant entitles the holder to purchase up to 66,667 shares of the Company’s common stock at an exercise price of $0.30 per share. The warrant is exercisable from the date of issuance through September 8, 2028, unless earlier exercised or terminated pursuant to its terms. The second warrant entitles the holder to purchase up to 200,000 shares of the Company’s common stock at an exercise price of $0.20 per share. The warrant is exercisable from the date of issuance through July 29, 2028, unless earlier exercised or terminated pursuant to its terms. As of September 30, 2025, the warrants remained unexercised and outstanding.
•	1,000,000 shares were issued for services valued at $100,000 on July 7, 2025, based on the fair market value of the Company’s common stock on that date. The value of services was recorded as expenses in the accompanying statement of operations.
•	500,000 shares were issued for services valued at $50,000 on July 7, 2025, which was determined based on the fair market value of the Company’s common stock on the date of issuance. The value of services was recorded as s prepaid expense in the accompanying financial statements.
•	On August 20, 2025, 173,913 shares were issued for an intangible asset valued at $200,000, based on the fair market value of the Company’s common stock on the issuance date. The acquisition was recorded as an intangible asset on the accompanying balance sheet.

No stock was issued to related parties during the period.

F-19

Note 6 - Income Taxes

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The components of the Company's reconciliation of income taxes computed at the statutory rate of 21% to the income tax amount recorded as of the nine months ended September 30, 2025 and 2024, are as follows:

	September 30, 2025	September 30, 2024
Net Loss Before Taxes	$(134,454)	$(55,879)
Effective Tax Rate	21%	21%
Provision For Income Taxes	$(28,235)	$(11,735)

	September 30, 2025	September 30, 2024
Deferred tax asset	$93,001	$58,106
Less valuation allowance	(93,001)	(58,106)
Net deferred tax asset	$—	$—

As of September 30, 2025, the components of the deferred tax asset related to net loss. Due to uncertainties surrounding the Company’s ability to generate future U.S. taxable income to realize these assets, a full valuation allowance has been established to offset the net U.S. deferred tax asset as of September 30, 2025.

Note 7 - Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has analyzed its operations subsequent to September 30, 2025 to the date the unaudited financial statements were issued and has determined that it does not have any material subsequent events to disclose.

F-20

20,000,000 Shares

TRADEWINDS UNIVERSAL

PRELIMINARY PROSPECTUS

_________________________________

The date of this prospectus is                , 2026

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$3
Legal fees and expenses	3,500
Accounting fees and expenses	10,000
Transfer agent and misc. expenses	600
Edgarization	1,200
Total	$15,303

*All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 17-16-856 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

II-1

The Company's Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

The Company is authorized to issue 75,000,000 shares of common stock, par value .001 per share. As of September 30, 2025, there were 36,610,580 shares of common stock issued and outstanding. As of the date of this offering, there were 43,690,580 shares of common stock issued and outstanding.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

Since January 1, 2025, we have issued an aggregate of 11,520,580 shares: 9,680,000 shares to 10 people for services, 173,913 shares were issued for an asset, and an aggregate of 1,666,667 shares were issued to 4 people as cash investors. The issuances were exempt from registration under Section (4)(a)(2) of the Securities Act as issuances not involving a public offering.

On February 5, 2022, the Company issued 230,000 shares of common stock to Andrew Read at $.01 for $2,300. On December 28, 2023, the Company issued 22,000,000 shares of common stock to Andrew Read at $.01 for services. The issuances were exempt from registration by reason of Section (4)(a)(2) of the Securities act as issuances not involving a public offering.

The company issued 6,940,000 shares in a Regulation D, Rule 506 offering, done in compliance with Section (4)(a)(2) of the 1933 Act, at an offering price of $0.01 per share, resulting in total proceeds of $69,400 and a sale of 6,940,000 shares in aggregate. None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

RH2 Equity Partners Line of Credit

On January 29, 2026, we entered into the Equity Line of Credit Agreement (the “ELOC Agreement”) between us and RH2 Equity Partners (the “Selling Stockholder”), whereby we have the right to sell up to an aggregate of $10 million of newly issued shares of our Common Stock.

The issuances pursuant to the ELOC Agreement will be made in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

II-2

Item 16.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Exhibit		Incorporated by Reference			Filed/Furnished
No.	Description	Form	Exhibit	Filing Date	Herewith
3.1	Articles of Incorporation	S-1	3.1	12/22/2023
3.2	Certificate of Incorporation	S-1	3.2	12/22/2023
3.3	Bylaws	S-1	3.3	12/22/2023
5.1	Opinion of Mont E. Tanner, ESQ				Filed
10.1	Employment Agreement	S-1	10.1	12/22/2023
10.2	Amended Employment Agreement	S-1/A	10.2	2/14/2024
10.3	Equity Line of Credit Agreement				Filed
10.4	Registration Rights Agreement				Filed
23.1	Consent of Astra Audit & Advisory, LLC				Filed
107	Calculation of Filing Fee				Filed

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

II-3

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

(9)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Brea, CA., on February 13, 2026

Dated February 13, 2026	TRADEWINDS UNIVERSAL

	By:	/s/ Andrew Read
Andrew Read,
Chief Executive Officer

/s/ Andrew Read
Andrew Read,
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Andrew Read Andrew Read	President/Chief Executive Officer and Director(principal executive officer)	February 13, 2026

/s/ Andrew Read Andrew Read	Chief Financial Officer and Director (principal accounting officer)	February 13, 2026

II-6